Exhibit 5.2

1221 Peachtree Street, N.E. • Suite 400 • Atlanta, Georgia 30361

TELEPHONE: +1.404.521.3939 • FACSIMILE: +1.404.581.8330

January [•], 2023

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112

Re:	Warrants to Purchase up to an Aggregate of 175,199,102 Common Shares of NioCorp Developments Ltd.

Ladies and Gentlemen:

We are acting as counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), in connection with the proposed issuance by the Company of warrants (the “Warrants”) to purchase up to an aggregate of 175,199,102 of the Company’s common shares, without par value (the “Shares”), pursuant to the Business Combination Agreement (the “Business Combination Agreement”), dated September 25, 2022, by and among the Company, GX Acquisition Corp. II and Big Red Merger Sub, LLC. Pursuant to the terms of the Business Combination Agreement and the Assignment, Assumption and Amendment Agreement (the “Assignment and Assumption Agreement”), to be entered into by and between the Company and the Warrant Agent (as defined below) upon the closing of the transactions contemplated by the Business Combination Agreement, the Company will assume the Warrant Agreement (as assumed, the “Warrant Agreement”), dated as of March 17, 2021, by and between GX and Continental Stock Transfer & Trust Company (the “Warrant Agent”), and each issued and outstanding warrant of GX will be converted into a Warrant. The Warrants are included in a registration statement on Form S-4 under the Securities Act of 1933 (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 7, 2022 (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Warrants, when issued and delivered pursuant to the terms of the Business Combination Agreement and the Warrant Agreement against payment of the consideration therefor as provided therein, will constitute valid and binding obligations of the Company.

In rendering the foregoing opinion, we have assumed that: (i) the Company is a corporation organized under the laws of the Province of British Columbia and existing and in good standing under the laws of the Province of British Columbia, (ii) the Warrants have been authorized by all necessary corporate action of the Company and executed and delivered by the Company under the laws of the Province of British Columbia, (iii) the execution, delivery, performance and compliance with the terms and provisions of the Warrants by the Company do

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NioCorp Developments Ltd.

January [•], 2023

not violate or conflict with the laws of British Columbia or the terms and provisions of the notice of articles or the articles of the Company, (iv) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of the Warrants pursuant to the terms of the Business Combination Agreement and the Warrant Agreement), (v) the Company will issue and deliver the Warrants in the manner contemplated by the Registration Statement, (vi) the choice of New York law to govern the Warrant Agreement and the choice of New York forum provisions thereof are valid choices under the laws of British Columbia and (vii) the resolutions authorizing the Company to issue, offer and sell the Shares and Warrants will remain in full force and effect at all times at which the Warrants are offered or sold by the Company.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,